Exhibit 99.1
For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4105	(239) 274-4797
Chico’s FAS, Inc. Announces Third Quarter and Nine
Month Revenues and Earnings
•	Revenues rose 3.4% to $416 million for the third quarter

•	Third quarter income from continuing operations was $24 million, or $0.13 per diluted share

•	Company opened 46 net new stores and relocated/expanded 17 stores during quarter

•	Company revises square footage growth rate for fiscal 2008 to approximately 10%
     Fort Myers, FL - December 4, 2007 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2007 third quarter and nine months ended November 3, 2007.
     Net sales for the third quarter ended November 3, 2007 increased 3.4% to $416 million from $402 million for the fiscal 2006 third quarter ended October 28, 2006. Income from continuing operations for the fiscal 2007 third quarter was $24 million, or $0.13 per diluted share, which includes an approximately $0.025 gain for the lucy transaction, compared to income from continuing operations of $43 million, or $0.24 per diluted share in the prior year’s third quarter. As previously reported, comparable store sales decreased 9.3% for the thirteen-week period ended November 3, 2007 compared to the comparable thirteen-week period last year ended November 4, 2006 (with the Chico’s brand same store sales decrease being approximately 8% and the WH|BM brand’s same store sales decrease being approximately 13%).
     Net sales for the nine months ended November 3, 2007 increased 9.1% to $1.31 billion from $1.20 billion for the prior year’s nine months ended October 28, 2006. Income from continuing operations for the nine months was $112 million, or $0.63 per diluted share, compared to $150 million, or $0.84 per diluted share, in the first nine months of the prior year. As previously reported, comparable store sales decreased 5.5% for the thirty-nine week period ended November 3, 2007 compared to the comparable thirty-nine week period last year ended November 4, 2006 (with the Chico’s brand same store sales decrease being approximately 5% and the WH|BM brand’s same store sales decrease being approximately 6%).
     Gross profit for the third quarter increased 0.7% to $242 million from $241 million in the prior year’s third quarter. Gross profit as a percentage of sales for the current quarter was 58.3%, compared to 59.9% in the prior year’s third quarter. Chico’s front-line stores’ merchandise margins in the third quarter decreased by approximately 100 basis points compared to the prior year’s third quarter primarily due to a higher markdown rate. Gross profit percentage was also negatively impacted by lower merchandise margins in the direct to consumer and outlet divisions primarily due to higher markdown rates as a result of lower than anticipated sales in the front-line divisions. To a lesser extent, the Company’s overall gross margin was also impacted by the mix effect of the WH|BM and Soma Intimates sales continuing to become a larger portion of the Company’s overall net sales (both WH|BM and Soma brands operate with lower gross margins than the gross margins experienced by the Chico’s brand), and by the Company’s continued investment in its product development and merchandising functions for each of its three brands.
     Selling, general and administrative expenses (“SG&A”) for the third quarter increased 24.9% to $219 million from $175 million in the prior year’s third quarter. As a percentage of sales, SG&A in the third quarter increased by approximately 910 basis points compared to the prior period primarily due to increased store operating expenses, the Company’s planned increase in its marketing spend and from the deleverage associated with the Company’s negative same store sales.
     Store operating expenses as a percentage of sales in the third quarter increased by approximately 590 basis points compared to the prior period primarily due to increased occupancy and personnel costs attributable mainly to the investment in larger sized Chico’s and WH|BM new and expanded stores, the Company’s continuing increased investment in store payroll to improve service levels, the mix effect of the WH|BM and Soma Intimates stores becoming a larger portion of the Company’s store base (both WH|BM and Soma brands operate with higher store operating costs as a percentage of sales than the store operating costs as a percentage of sales experienced by the Chico’s brand) and from the deleverage associated with the Company’s negative same store sales. To a lesser degree, store operating expenses as a percentage of sales also increased as a result of additional store level promotion and outreach events across all brands.
     Marketing costs as a percentage of sales for the fiscal 2007 third quarter increased by approximately 240 basis points primarily due to the Company’s planned increase in its marketing spend in an effort to protect and enhance its market share and to highlight its Fall and Holiday product offerings. Shared services expenses (including headquarters and other non-brand specific expenses) as a percentage of sales for the fiscal 2007 third quarter increased by 80 basis points mainly due to increased personnel relocation and recruitment costs, severance, technology and marketing support costs and from the deleverage associated with the Company’s negative same store sales. This increase was offset, in part, by a reduction in stock-based compensation for the fiscal 2007 third quarter when compared to the prior year’s third quarter.
     Scott A. Edmonds, Chairman, President & CEO, stated, “We are greatly disappointed with our performance to date. Numerous challenges continue to affect the entire retail sector. It now appears that based on our November sales performance, our fourth quarter earnings could approach the break even level.”
     Mr. Edmonds continued, “We are currently focused on executing our holiday strategies, providing our customers with the outstanding personal service we are known for, and capturing as much of her holiday spending as possible. We intend to end the season with clean inventory levels and are aggressively moving to control many other expenditures, including capital expenditures, both presently and for 2008. To that end, we are taking a more conservative approach to our fiscal 2008 growth and expansion plans than previously announced by reducing our square footage growth rate from 12%-15% to approximately 10%, which will reduce the number of stores we plan to open to approximately 60-65 net new stores. Expansions and relocations should come in at the low end of previous guidance, and we will continue to evaluate our 2009 growth and expansion plans as well.”

     Mr. Edmonds further stated, “In 2008, we will continue to focus on improving the performance of our existing stores, expanding our direct to consumer business, and investing in design and merchandising talent, and other critical infrastructure needs. We believe these strategies, coupled with our strong financial condition, will position us to take full advantage of market opportunities when economic conditions improve.”
     Mr. Edmonds continued, “Chico’s FAS, Inc. has been the most productive specialty apparel store in the industry over the last decade. When we look at the corrective measures we have taken over the past year, the loyalty of our customers, the strength of our Board and executive team, and most importantly, the passion of our company associates, we continue to have a high level of confidence in the long term growth and success of our business.”
     Some of the other highlights with respect to the third quarter results include the following:
•	The Chico’s/Soma brand sales, excluding catalog and Internet, increased by 1.3% from $297 million in last year’s third quarter to $301 million in this year’s third quarter, while WH|BM brand sales increased by 8.4% from $90 million to $97 million quarter over quarter. The average transaction size for the Chico’s front-line stores during the fiscal 2007 third quarter decreased by approximately 6% while the average transaction size at WH|BM front-line stores decreased by approximately 5% compared to last year’s third quarter. The average unit retail for the Chico’s front-line stores for the fiscal 2007 third quarter declined by 8% as compared to last year’s third quarter, while the WH|BM average unit retail increased by 4% quarter over quarter.

•	Net sales by catalog and Internet increased by 43.9% from $13 million in last year’s third quarter to $18 million in this year’s third quarter. The Company believes this increase is attributable to the implementation of the Company’s planned improvements in its website and call center infrastructure and its updated approach to merchandising on the website. The Company intends to continue making such improvements to further promote sales through these channels.

•	On March 6, 2007, the Company announced the planned closure of the Fitigues brand operations (“Fitigues”). Accordingly, for all periods presented, the operating results for Fitigues are shown as discontinued operations in the Company’s consolidated statements of income. During the third quarter, the Company incurred additional immaterial costs from such discontinued operations and the Company does not expect to incur material additional costs in future quarters.

•	The Company estimates the investment in its Soma brand reduced the current quarter’s earnings by approximately $0.03 per diluted share. The Company is now expecting that the investment in the continued growth and development of the Soma brand will reduce fiscal year 2007 earnings by approximately $0.10 to $0.11 per diluted share and will continue to reduce earnings in fiscal year 2008.

•	During the fiscal 2007 third quarter, the Company opened 47 new stores and closed 1 store. Also, during this third quarter, the Company expanded or relocated 17 stores. During the fourth quarter, the Company expects to open between 34 and 36 net new additional stores and to expand or relocate between 5 and 6 stores bringing its fiscal 2007 store openings to approximately 128-132 net new stores (excluding the Fitigues division closures), which is at the low end of its previously announced range of between 130 and 140 net new stores in fiscal 2007.

•	The Company’s inventory per selling square foot as of the end of the third quarter of fiscal 2007 was $73, reflecting a decrease from the Company’s inventory per selling square foot of $77 as of the end of the fiscal 2006 third quarter.

•	During the fiscal 2007 third quarter, the Company realized a gain on its investment in lucy activewear, inc. The transaction closed on August 24, 2007 and the Company recorded a gain of approximately $6.8 million, or $0.025 per diluted share, which is reflected as non-operating income in the accompanying statement of operations.
     The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,040 women’s specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market, and Soma Intimates names. The Company has 603 Chico’s front-line stores, 38 Chico’s outlet stores, 309 White House | Black Market front-line stores, 19 White House | Black Market outlet stores, 70 Soma Intimates front-line stores and 1 Soma Intimates outlet store.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	November 3,	February 3,
	2007	2007
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$11,956	$37,203
Marketable securities, at market	277,513	238,336
Receivables	17,130	14,246
Inventories	168,158	110,840
Prepaid expenses	19,930	15,774
Land held for sale	—	38,120
Deferred taxes	17,261	17,337

Total Current Assets	511,948	471,856

Property and Equipment:
Land and land improvements	15,200	14,640
Building and building improvements	60,534	56,782
Equipment, furniture and fixtures	329,556	268,122
Leasehold improvements	381,179	301,670

Total Property and Equipment	786,469	641,214
Less accumulated depreciation and amortization	(235,541)	(184,474)

Property and Equipment, Net	550,928	456,740

Other Assets:
Goodwill	96,774	62,596
Other intangible assets	38,930	34,040
Deferred taxes	20,801	11,837
Other assets, net	37,851	21,065

Total Other Assets	194,356	129,538

	$1,257,232	$1,058,134

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$96,765	$55,696
Accrued liabilities	89,823	87,367
Current portion of deferred liabilities	1,344	1,169

Total Current Liabilities	187,932	144,232

Noncurrent Liabilities:
Deferred liabilities	139,975	109,971

Total Noncurrent Liabilities	139,975	109,971

Stockholders’ Equity:
Common stock	1,758	1,757
Additional paid-in capital	245,916	229,934
Retained earnings	681,651	572,240

Total Stockholders’ Equity	929,325	803,931

	$1,257,232	$1,058,134

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirty-Nine Weeks Ended					Thirteen Weeks Ended
	November 3, 2007			October 28, 2006		November 3, 2007		October 28, 2006
	Amount		% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales by Chico’s/Soma stores		$942,399	72.2	$894,423	74.8	$300,576	72.3	$296,820	73.8
Net sales by White House | Black Market stores		310,928	23.8	257,171	21.5	97,337	23.4	89,788	22.3
Net sales by catalog & Internet		51,587	4.0	36,740	3.1	18,000	4.3	12,509	3.1
Other net sales		115	0.0	7,962	0.6	—	—	3,102	0.8

Net sales		1,305,029	100.0	1,196,296	100.0	415,913	100.0	402,219	100.0

Cost of goods sold		531,072	40.7	470,571	39.3	173,449	41.7	161,431	40.1

Gross profit		773,957	59.3	725,725	60.7	242,464	58.3	240,788	59.9

Selling, general and administrative expenses:
Store operating expenses		467,660	35.8	369,209	30.9	161,708	38.9	132,865	33.0
Marketing		55,897	4.3	45,481	3.8	25,511	6.1	14,896	3.7
Shared services		94,700	7.3	82,192	6.9	31,962	7.7	27,671	6.9

Total selling, general, and administrative expenses		618,257	47.4	496,882	41.6	219,181	52.7	175,432	43.6

Income from operations		155,700	11.9	228,843	19.1	23,283	5.6	65,356	16.3
Gain on sale of investment		6,833	0.6	—	—	6,833	1.6	—	—
Interest income, net		8,177	0.6	8,303	0.7	3,257	0.8	2,339	0.6

Income before taxes		170,710	13.1	237,146	19.8	33,373	8.0	67,695	16.9
Income tax provision		59,065	4.5	86,798	7.2	9,637	2.3	24,777	6.2

Income from continuing operations		111,645	8.6	150,348	12.6	23,736	5.7	42,918	10.7
Loss on discontinued operations, net of tax		2,234	0.2	1,894	0.2	166	0.0	771	0.2

Net income		$109,411	8.4	$148,454	12.4	$23,570	5.7	$42,147	10.5

Per share data:

Income from continuing operations per common share-basic		$0.63		$0.84		$0.13		$0.24
Loss on discontinued operations per common share-basic	$	(0.01)		$(0.01)		$(0.00)		$(0.00)

Net income per common share-basic		$0.62		$0.83		$0.13		$0.24

Income from continuing operations per common share-diluted		$0.63		$0.84		$0.13		$0.24
Loss on discontinued operations per common share-diluted	$	(0.01)		$(0.01)		$(0.00)		$(0.00)

Net income per common & common equivalent share—diluted		$0.62		$0.83		$0.13		$0.24

Weighted average common shares outstanding—basic		175,511		178,036		175,557		175,234

Weighted average common & common equivalent shares outstanding—diluted		176,614		179,238		176,281		176,184

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirty-Nine Weeks Ended
	November 3,	October 28,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$109,411	$148,454

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization, cost of goods sold	7,718	5,557
Depreciation and amortization, other	59,526	44,007
Deferred tax benefit	(9,743)	(17,216)
Stock-based compensation expense, cost of goods sold	3,597	4,833
Stock-based compensation expense, other	9,131	12,052
Deficiency (excess) tax benefit of stock-based compensation	259	(2,623)
Deferred rent expense, net	7,574	5,133
Gain on sale of investment	(6,833)	—
(Gain) loss on disposal of property and equipment	(919)	820
Increase in assets —
Receivables, net	(2,495)	(7,091)
Inventories	(56,285)	(41,506)
Prepaid expenses and other	(5,508)	(5,403)
Increase in liabilities —
Accounts payable	41,069	30,103
Accrued and other deferred liabilities	25,635	36,837

Total adjustments	72,726	65,503

Net cash provided by operating activities	182,137	213,957

CASH FLOWS FROM INVESTING ACTIVITIES:
(Purchases) sales of marketable securities	(39,177)	150,242
Purchase of Fitigues assets	—	(7,527)
Purchase of Minnesota franchise rights and stores	(32,896)	—
Acquisition of other franchise stores	(6,361)	(811)
Proceeds from sale of land	13,426	—
Proceeds from sale of investment	15,090	—
Purchases of property and equipment	(160,452)	(165,094)

Net cash used in investing activities	(210,370)	(23,190)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	3,524	6,181
(Deficiency) excess tax benefit of stock-based compensation	(259)	2,623
Repurchase of common stock	(279)	(200,000)

Net cash provided by (used in) financing activities	2,986	(191,196)

Net decrease in cash and cash equivalents	(25,247)	(429)
CASH AND CASH EQUIVALENTS, Beginning of period	37,203	3,035

CASH AND CASH EQUIVALENTS, End of period	$11,956	$2,606